                                                                      Exhibit 12



                       MERCK & CO., INC. AND SUBSIDIARIES

               Computation Of Ratios Of Earnings To Fixed Charges

                        (In millions except ratio data)


                            Six Months
                               Ended
                              June 30                          Years Ended December 31
                                               -----------------------------------------------------------------------
                               1995              1994            1993           1992            1991           1990
                            -----------        --------        --------       --------        --------       ---------
Income Before Taxes
  and Cumulative Effect
  of Accounting Changes       $2,337.3         $4,415.2        $3,102.7       $3,563.6        $3,166.7       $2,698.8

Add:
  One-third of rents              18.8             36.0            35.0           34.0            31.1           26.5
  Interest expense, net           25.1             96.0            48.0           23.6            26.0           51.9
                              --------         --------        --------       --------        --------       --------
    Earnings                  $2,381.2         $4,547.2        $3,185.7       $3,621.2        $3,223.8       $2,777.2
                              ========         ========        ========       ========        ========       ========

One-third of rents               $18.8           $ 36.0          $ 35.0         $ 34.0           $31.1          $26.5
Interest expense                  45.1            124.4            84.7           72.7            68.7           69.8
                                 -----           ------          ------         ------           -----          -----
    Fixed Charges                $63.9           $160.4          $119.7         $106.7           $99.8          $96.3
                                 =====           ======          ======         ======           =====          =====

Ratio of Earnings
    to Fixed Charges                37               28              27             34              32             29
                                    ==               ==              ==             ==              ==             ==


For purposes of computing these ratios, "earnings" consist of income before taxes, cumulative effect of accounting changes, one-third of rents (deemed by the Company to be representative of the interest factor inherent in rents), and interest expense, net of amounts capitalized. "Fixed charges" consist of one-third of rent and interest expense as reported in the Company's consolidated financial statements.